                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            STUDENT ADVANTAGE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      n/a
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

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

                            STUDENT ADVANTAGE, INC.
                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210

                             ---------------------

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                            ON MONDAY, JUNE 30, 2003

                             ---------------------

To Our Stockholders:

     The 2003 Annual Meeting of Stockholders of Student Advantage, Inc. will be held at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109, on Monday, June 30, 2003 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

          1. To elect one Class I director to serve for a three-year term.

          2. To approve the amendment of our amended and restated certificate of incorporation to decrease the number of authorized shares of our preferred stock from 5,000,000 shares to 1,000,000 shares and to decrease the number of authorized shares of our common stock from 150,000,000 shares to 10,000,000 shares.

          3. To approve the amendment of our amended and restated certificate of incorporation to effect a one-for-ten reverse split of our issued and outstanding common stock and to decrease the number of authorized shares of our preferred stock from 5,000,000 shares to 100,000 shares and to decrease the number of authorized shares of our common stock from 150,000,000 shares to 1,000,000 shares.

          4. To act upon any other business that may properly come before the meeting.

     Stockholders of record at the close of business on May 30, 2003 will be entitled to vote at the meeting. Your vote is important regardless of the number of shares you own.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE WE HAVE PROVIDED IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,
                                          RAYMOND V. SOZZI, JR., Secretary
Boston, Massachusetts
June 9, 2003

                            STUDENT ADVANTAGE, INC.
                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210

                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2003

                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Student Advantage, Inc. for use at the 2003 Annual Meeting of Stockholders to be held on June 30, 2003, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions. If no choice is specified, the proxy will be voted in favor of the matters set forth in the accompanying notice of the meeting. A stockholder may revoke any proxy at any time before it is exercised by giving our secretary written notice to that effect or by voting in person at the annual meeting.

     Our Annual Report to stockholders for the fiscal year ended December 31, 2002 was mailed to stockholders, including our Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission (SEC), except for exhibits, along with these proxy materials, on or about June 9, 2003. Exhibits will be provided to any stockholder upon written request to: Student Advantage, Inc., Attn: Secretary, 280 Summer Street, Boston, Massachusetts 02210.

QUORUM REQUIREMENT

     At the close of business on May 30, 2003, the record date for the determination of stockholders entitled to notice of and to vote at the 2003 annual meeting, there were outstanding and entitled to vote an aggregate of 5,374,019 shares of our common stock, constituting all of our outstanding voting stock. Holders of common stock are entitled to one vote per share.

     The holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting shall constitute a quorum for the transaction of business at the meeting. Shares of common stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the meeting.

VOTES REQUIRED

     The affirmative vote of the holders of shares of common stock representing a plurality of the votes cast at the meeting is required for the election of the directors. The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote is required to approve the proposed amendments of our amended and restated certificate of incorporation.

     Shares which abstain from voting in the election of our Class I director and shares held in "street name" by a broker or nominee indicating on a proxy that it does not have authority to vote with respect to the proposal, will not be voted in favor of the proposal, and also will not be counted as votes cast on the proposal. Accordingly, abstentions and "broker non-votes" will have no effect on the voting in the election of the Class I director, because approval of such matter requires the affirmative vote of a plurality of the votes cast.

     Shares which abstain from voting as to the proposed amendments of our amended and restated certificate of incorporation, and shares held in "street name" by a broker or nominee indicating on a proxy that it does not have authority to vote on the proposed amendments of our amended and restated certificate of incorporation, will not be voted in favor of the proposed amendments. Accordingly, abstentions and "broker non-votes" will have the effect of a negative vote on the proposed amendments of our amended and restated certificate of incorporation, because approval of the proposed amendments requires the affirmative vote of a majority of the outstanding shares of our common stock.

BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table contains information regarding the beneficial ownership of our common stock as of May 30, 2003 by:

     - each person we know to beneficially own more than 5% of the outstanding shares of common stock,

     - each of our directors,

     - each of the executive officers named in the Summary Compensation Table, and

     - all of our current directors and executive officers as a group.

     Unless otherwise noted, each person or entity listed in the table below has sole voting power and investment power with respect to the shares owned beneficially and the address of each beneficial owner is c/o Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210. As of May 30, 2003, there were 5,374,019 shares of common stock outstanding.

                                                                             PERCENTAGE OF
                                                                 SHARES         COMMON
                                                              BENEFICIALLY       STOCK
NAME OF BENEFICIAL OWNER                                         OWNED        OUTSTANDING
------------------------                                      ------------   -------------
5% STOCKHOLDERS
Richard Jacinto II(1).......................................     803,742         14.9%
Raymond V. Sozzi, Jr........................................     756,298         14.1
Greylock IX Limited Partnership(2)..........................     450,000          8.3
William S. Kaiser(2)........................................     450,000          8.3
Marc J. Turtletaub..........................................     433,333          8.1
Atlas II, L.P.(1)...........................................     409,126          7.6
Pentagram Partners, L.P.(1).................................     394,616          7.3

OTHER DIRECTORS
John M. Connolly(3).........................................         875            *
Charles E. Young(4).........................................         750            *

OTHER NAMED EXECUTIVES
Heather L. Lourie(5)........................................      12,823            *
Kevin M. Roche(6)...........................................       7,097            *
Michael J. Phelan(7)........................................       2,250            *
Jay P. Summerall(8).........................................         800            *
All current executive officers and directors as a group (7
  persons)(9)...............................................   1,656,579         30.7

---------------

  *  Less than 1%.

 (1) Consists of shares held by Atlas II, L.P. and Pentagram Partners, L.P. Atlas II, L.P. has sole voting and investment power with respect to 409,126 shares and Pentagram Partners, L.P. has sole voting and investment power with respect to 394,616 shares. Richard Jacinto II is the General Partner of Atlas II, L.P. and Pentagram Partners, L.P. and has sole voting and investment power with respect to the shares held by Atlas II, L.P. and Pentagram Partners, L.P. The address for Atlas II, L.P., Pentagram Partners, L.P. and Mr. Jacinto is 630 Fifth Avenue, 20th Floor, New York, New York 10100. This information is based solely on a Schedule 13D/A filed with the SEC on May 30, 2003.

 (2) Consists of 425,000 shares held of record and 25,000 shares subject to warrants that were exercisable on or within 60 days of May 30, 2003 by Greylock IX Limited Partnership. Mr. Kaiser is a general partner of Greylock IX GP Limited Partnership, the general partner of Greylock IX Limited Partnership. Greylock IX GP Limited Partnership has sole voting and investment power with respect to these shares. Mr. Kaiser disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for Greylock IX Limited Partnership and Greylock IX GP Limited Partnership is One Federal Street, Boston, Massachusetts 02110. This information is based solely on a Schedule 13D/A filed with the SEC on May 30, 2003.

 (3) Consists of 875 shares subject to options held by Mr. Connolly that were exercisable on or within 60 days of May 30, 2003.

 (4) Consists of 750 shares subject to options held by Mr. Young that were exercisable on or within 60 days of May 30, 2003.

 (5) Includes of 9,124 shares subject to options held by Ms. Lourie that were exercisable on or within 60 days of May 30, 2003.

 (6) Includes 5,938 shares subject to options held by Mr. Roche that may be exercisable on or before July 16, 2003. Mr. Roche resigned from his position as Vice President, Human Resources on April 16, 2003.

 (7) Consists of 2,250 shares subject to options held by Mr. Phelan that were exercisable on or within 60 days of May 30, 2003. Mr. Phelan no longer serves as an officer of Student Advantage.

 (8) Consists of 800 shares held by Mr. Summerall's minor children. Mr. Summerall resigned from his position as Chief Operating Officer on February 7, 2003.

 (9) Includes 13,249 shares subject to options held by current executive officers and directors and 25,000 shares subject to a warrant that a director may be deemed to beneficially own that were exercisable on or within 60 days of May 30, 2003.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board currently consists of one Class I director, whose term expires at this annual meeting, two Class II directors, whose terms expire at the 2004 annual meeting, and two Class III directors, whose terms expire at the 2005 annual meeting.

     At the 2003 annual meeting, stockholders will have the opportunity to vote to elect Charles E. Young as Class I director. Dr. Young is currently a Class I director of the Company. He has indicated his willingness to serve, if elected, but if he should be unable or unwilling to stand for election, proxies may be voted for substitute nominees designated by our Board.

DIRECTORS OF THE COMPANY

     Set forth below are the names and certain information with respect to each of our directors, including the nominee for Class I director.

     NOMINEE FOR CLASS I DIRECTOR (HOLDING OFFICE FOR THE TERM EXPIRING AT THIS ANNUAL MEETING; NOMINATED FOR THE TERM EXPIRING AT THE 2006 ANNUAL MEETING):

     CHARLES E. YOUNG, age 71, has served as a member of our Board of Directors since September 1999. Dr. Young has served as President of the University of Florida since November 1999. Dr. Young served as Chancellor of the University of California Los Angeles (UCLA) from September 1968 to June 1997, and served as Chancellor Emeritus of UCLA from July 1997 to October 1999. Dr. Young currently serves as a director of Intel Corporation.

     CLASS II DIRECTORS (HOLDING OFFICE FOR THE TERM EXPIRING AT THE 2004 ANNUAL MEETING):

     JOHN M. CONNOLLY, age 51, has served as a member of our Board of Directors since May 1999. Mr. Connolly founded Mainspring, Inc., an internet e-strategy service firm, and served as its Chairman of the Board, President and Chief Executive Officer from June 1996 until it was acquired by IBM in June 2001. From June 2001 until November 2002, Mr. Connolly served as General Manager, Global Head for IBM Strategy & Change Consulting. Mr. Connolly currently serves as Partner, Vice President and General Manager, Financial Services Sector, IBM Business Consulting Services, Americas and Global Business Consulting Services.

     RAYMOND V. SOZZI, JR., age 35, founded the Company in 1992 and has served as our Chairman of the Board, President and Chief Executive Officer since our inception.

     CLASS III DIRECTORS (HOLDING OFFICE FOR TERM EXPIRING AT THE 2005 ANNUAL MEETING):

     WILLIAM S. KAISER, age 47, has served as a member of our Board of Directors since October 1998. Since 1986, Mr. Kaiser has been an employee of Greylock Management Corporation, a venture capital company, and he is a general partner of several venture capital funds affiliated with Greylock. Mr. Kaiser currently serves as a director of Red Hat, Inc.

     MARC J. TURTLETAUB, age 57, has served as a member of our Board of Directors since October 1998. Mr. Turtletaub has served as Manager of Deep River Ventures L.L.C., an entity which invests in growth companies, since December 1999. Mr. Turtletaub served as Chief Executive Officer of The Money Store, Inc., a financial services company, from 1979 through 1999.

BOARD AND COMMITTEE MEETINGS

     Our Board of Directors met eleven times during 2002. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served.

     Our Board of Directors has a standing Audit Committee, which meets with our auditors to review and evaluate our audit procedures and to recommend and implement any desired changes to our audit procedures. The members of our Audit Committee are Messrs. Kaiser and Connolly and Dr. Young. The Audit Committee met five times during 2002.

     Our Board of Directors has a standing Compensation Committee, which establishes the compensation of each of our executive officers, compensation policies applicable to our executive officers and the basis for the compensation of our Chief Executive Officer. The members of the Compensation Committee are Messrs. Kaiser, Turtletaub and Connolly. The Compensation Committee met once during 2002.

     Our Board of Directors has a standing Stock Option Committee, which grants stock options and makes other awards under our 1998 Stock Incentive Plan to employees who are not executive officers in accordance with the guidelines established by the Board. The sole member of our Stock Option Committee is Raymond V. Sozzi, Jr. The Stock Option Committee acted solely by written action during 2002.

     Our Board of Directors does not have a standing Nominating Committee.

COMPENSATION OF DIRECTORS

     Our directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings. Directors receive no other cash compensation for serving as directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors acts under written charter first adopted and approved on June 13, 2000. The current members of the Audit Committee are John M. Connolly, William S. Kaiser and Charles E. Young. The Company believes that the Audit Committee members are independent, as defined by the rules of the Nasdaq Stock Market.

     The Audit Committee reviewed our audited financial statements for the 2002 fiscal year and discussed these financial statements with our management. Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel and the independent auditors, the following:

     - the plan for, and the independent auditors' report on, each audit of our financial statements;

     - our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

     - management's selection, application and disclosure of critical accounting policies;

     - changes in our accounting practices, principles, controls or methodologies;

     - significant developments or changes in accounting rules that are applicable to Student Advantage; and

     - the adequacy of our internal controls and accounting, financial and auditing personnel.

     Our management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

     The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, our independent auditors. SAS 61 requires our independent auditors to discuss with the Audit Committee, among other things, the following:

     - methods to account for significant unusual transactions;

     - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

     - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with Ernst & Young their independence from Student Advantage.

     Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

     By the Audit Committee of the Board of Directors of Student Advantage, Inc.

                                          John M. Connolly
                                          William S. Kaiser
                                          Charles E. Young

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On May 6, 2002, we issued an aggregate of 360,000 shares of our common stock to three investors, including Marc J. Turtletaub, a member of our Board of Directors and Compensation Committee, for an aggregate purchase price of $2.7 million. We also granted these investors the right, exercisable at any time prior to November 1, 2002, to purchase in the aggregate an additional 45,000 shares of common stock for a purchase price of $7.50 per share and an additional 45,000 shares of common stock with a purchase price of $10.00 per share. On November 1, 2002, the right to purchase additional shares expired unexercised. Mr. Turtletaub purchased 133,333 shares on May 6, 2002 and had the right until November 1, 2002 to purchase and additional 16,666 shares for $7.50 a share and 16,666 shares for $10.00 per share.

     On September 30, 2002, we entered into a $3.5 million loan agreement with Scholar, Inc., an entity formed by Raymond V. Sozzi, Jr., our President and Chief Executive Officer, Atlas II, L.P., Greylock IX Limited Partnership ("Greylock") and certain other stockholders. The loan is referred to as the Scholar loan, has an interest rate of 10% per annum, matures on January 1, 2005 and otherwise has the same terms as our credit facility with Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and Reservoir Capital Associates, L.P., except that repayment of all accrued but unpaid interest on the Reservoir Capital credit facility through April 30, 2003 has been waived by Reservoir Capital while interest accrued at 8% per annum on the Scholar loan through April 30, 2003 continues to be payable in full. As of May 30, 2003, the outstanding principal amount under the Scholar loan was $2.3 million. William S. Kaiser, a member of our Board of Directors, Compensation Committee and Audit Committee, is the general partner of Greylock IX GP Limited Partnership, which is the general partner of Greylock.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of (i) our Chief Executive Officer and (ii) our four most highly compensated executive officers who were serving as executive officers on December 31, 2002 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                           AWARDS(2)
                                                                          ------------
                                                 ANNUAL COMPENSATION(1)    SECURITIES
                                        FISCAL   ----------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY      BONUS(3)      OPTIONS      COMPENSATION
---------------------------             ------   ---------    ---------   ------------   ------------
Raymond V. Sozzi, Jr. ................   2002    $180,000     $     --           --       $ 4,380(4)
  Chairman of the Board, Chief           2001     170,000(5)        --           --        29,412(6)
  Executive Officer and President        2000     156,000      115,000           --        24,343(7)
Jay P. Summerall(8)...................   2002     169,167           --           --              --
  Executive Vice President,              2001     147,885           --           --              --
  Student Services and Chief Operating   2000      87,231       37,500       25,000        50,000(9)
  Officer
Heather L. Lourie.....................   2002     149,583        5,276           --              --
  Vice President, Corporate
     Development                         2001     137,423       35,000           --              --
                                         2000     120,193       53,500        4,500              --
Michael J. Phelan(10).................   2002     149,583           --           --              --
  Vice President, Corporate Marketing    2001     112,538       30,000        4,000              --
  and Partnerships                       2000          --           --           --              --
Kevin M. Roche(11)....................   2002     144,791           --           --              --
  Vice President, Human Resources        2001     137,800       21,000           --              --
                                         2000     120,193       35,000        5,000              --

---------------

 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the executive officer for the fiscal year.

 (2) We did not grant any stock appreciation rights or make any long-term incentive plan payouts during the years ended December 31, 2000, 2001 and 2002. The amounts reflect a one-for-ten reverse split of the common stock effected by us on June 28, 2002.

 (3) The bonus amounts for 2001 include additional bonuses paid during 2002 for services provided during 2001.

 (4) Represents a contribution by us to Mr. Sozzi's 401(k) account.

 (5) Includes $24,000 which was paid to Mr. Sozzi in 2002.

 (6) Represents $25,042 of legal and accounting expenses paid by us for Mr. Sozzi's personal tax planning during 2001 and a parking allowance of $4,370.

 (7) Represents $19,663 of legal expenses paid by us for Mr. Sozzi's personal tax planning and $4,680 contributed by us to Mr. Sozzi's 401(k) account.

 (8) Mr. Summerall resigned from his position as Chief Operating Officer as of February 7, 2003.

 (9) Represents relocation costs paid to Mr. Summerall.

(10) Mr. Phelan joined the Company as Vice President, Corporate Marketing and Partnerships in February 2001, but is no longer serving as an officer of Student Advantage.

(11) Mr. Roche resigned from his position as Vice President, Human Resources as of April 16, 2003.

  Option Grants

     No options were granted to any of the Named Executive Officers during 2002.

 Option Exercises and Holdings

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2002. No options were exercised by any of the Named Executive Officers during 2002.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF SHARES         VALUE OF UNEXERCISED IN-THE-
                                                  UNDERLYING UNEXERCISED         MONEY OPTIONS AT FISCAL
                                                 OPTION AT FISCAL YEAR END             YEAR END(1)
                                                ---------------------------   -----------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                            -----------   -------------   ------------   --------------
Raymond V. Sozzi, Jr. ........................        --             --             --              --
Jay P. Summerall..............................    14,688         10,312             --              --
Heather L. Lourie.............................     7,500          1,999             --              --
Michael J. Phelan.............................     1,750          2,250             --              --
Kevin M. Roche................................     5,377          2,123             --              --

---------------

(1) Based on a value of $0.39 per share, the fair market value per share of the common stock on December 31, 2002.

EMPLOYMENT AGREEMENTS

     In March 1996, Student Advantage entered into an employment agreement with Mr. Sozzi, which was amended in October 1998. The employment agreement provides for an initial term of employment expiring on January 1, 1999 and automatically renews for successive one-year terms, unless terminated by either party prior to such renewal. The employment agreement provides for a base salary of $150,000 and a bonus at a target level of $75,000 to be determined in the discretion of the Board of Directors, however, the Board of Directors has determined each year beginning in 2001, that Mr. Sozzi's base salary would be $180,000 and his bonus target level is $100,000. Pursuant to the employment agreement, if the Company terminates Mr. Sozzi's employment without cause, Mr. Sozzi is entitled to receive severance benefits, for a period of 18 months following his termination, equal to (1) his base salary, (2) bonus payments at the fixed rate of $75,000 per year for each year or portion thereof, (3) continued participation in all employee benefits, and (4) outplacement services. Mr. Sozzi may terminate the employment agreement if within one year after a change in control of the Company there is a material diminution in his position which is not cured by the Company within ten days of receiving written notice. In addition, Mr. Sozzi has agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

     Each of Messrs. Summerall and Roche and Ms. Lourie has been granted options to purchase common stock under our 1998 Stock Incentive Plan. The option agreements for each of these options provide for the acceleration of vesting in the event of a change in control of Student Advantage with respect to the number of shares of that would have vested on a monthly vesting schedule through the date of the change of control and 50% of the remaining unvested shares. If, following a change of control, the successor terminates the employment of the executive officer without cause or the executive officer terminates his employment for certain reasons, vesting of the shares will accelerate in full.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On May 6, 2002, we issued an aggregate of 360,000 shares of our common stock to three investors, including Marc J. Turtletaub, a member of our Board of Directors and Compensation Committee, for an aggregate purchase price of $2.7 million. We also granted these investors the right, exercisable at any time prior to November 1, 2002, to purchase in the aggregate an additional 45,000 shares of common stock for a purchase price of $7.50 per share and an additional 45,000 shares of common stock with a purchase price of $10.00 per share. On November 1, 2002, the right to purchase additional shares expired unexercised. Mr. Turtletaub purchased 133,333 shares on May 6, 2002 and had the right until November 1, 2002 to purchase an additional 16,666 shares for $7.50 a share and 16,666 shares for $10.00 per share.

     On December 30, 2002, our lenders, Reservoir Capital Partners, L.P., Reservoir Capital Master Fund, L.P. and Reservoir Capital Associates, L.P. (collectively, "Reservoir Capital"), agreed to reduce the total amount of outstanding indebtedness under our credit facility with Reservoir Capital from approximately $15.7 million to $9.5 million in exchange for a guarantee from John Katzman, a member of our Board of Directors who resigned at the time the amendment was consummated. In exchange for his guarantee, we agreed to pay Mr. Katzman a $1.0 million fee payable at the time of certain loan repayments. The fee obligation to Mr. Katzman carries an annual interest rate of 10% and must be paid by the January 1, 2005 maturity date of the Reservoir Capital credit facility.

     On September 30, 2002, we entered into a $3.5 million loan agreement with Scholar, Inc., an entity formed by Raymond V. Sozzi, Jr., our Chairman of the Board, President and Chief Executive Officer, Atlas II, L.P., Greylock IX Limited Partnership ("Greylock") and certain other stockholders. The loan is referred to as the Scholar loan, has an interest rate of 10% per annum, matures on January 31, 2005 and otherwise has the same terms as the Reservoir Capital credit facility, except that repayment of all accrued but unpaid interest on the Reservoir Capital credit facility through April 30, 2003 has been waived by Reservoir Capital while interest accrued at 8% per annum on the Scholar loan through April 30, 2003 continues to be payable in full. As of May 30, 2003, the outstanding principal amount under the Scholar loan was $2.3 million. William S. Kaiser, a member of our Board of Directors, Compensation Committee and Audit Committee, is the general partner of Greylock IX GP Limited Partnership, which is the general partner of Greylock.

     As of May 20, 2002, the Company and its former Chief Financial Officer, Kenneth S. Goldman, entered into a Transitional Services and General Release Agreement (the "Severance Agreement"). The Severance Agreement provides, among other things, for the termination of Mr. Goldman's full-time employment no later than October 4, 2002 (the "Termination Date"). The Severance Agreement provides that until the Termination Date, Mr. Goldman would assist us with transition services at reduced hours, in exchange for payment of his annualized salary of $170,000 and full benefits (other than the continued accruing of vacation or sick-time or eligibility for bonuses, profit-sharing or 401(k) plan company matching) including continued vesting of his stock options. In addition, the Severance Agreement contains release of claims and non-disparagement provisions. Any confidentiality and/or non-competition agreements between Mr. Goldman and us remain in effect.

     During 2002, Raymond V. Sozzi, Jr., our Chairman of the Board, President and Chief Executive Officer, advanced an aggregate of $1.1 million to the Company, all of which was repaid in 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was chartered to establish the compensation (including salaries, bonuses and other types of compensation) of each of our executive officers, to establish compensation policies applicable to executive officers and to establish the basis for the compensation of our Chief Executive Officer or CEO. The members of the Compensation Committee are Messrs. Kaiser, Turtletaub and Connolly, three of the Company's non-employee directors. The executive compensation program is designed to align the interests of the executive officers with those of our stockholders, to encourage and reward superior performance and to attract, retain and reward executives who are critical for the continued growth and success of Student Advantage. In making decisions regarding executive compensation, the Committee receives and considers input from Mr. Sozzi, our CEO. This report is submitted by the Compensation Committee and describes the compensation policies of Student Advantage for 2002 as they pertain to the CEO and our other executive officers.

     The Committee's executive compensation philosophy is that executive compensation should be tied to our core values and business objectives. In establishing base salaries for executive officers, the Committee considers factors such as the executive's scope of responsibilities, the executive's current and future contributions, impact and value to the achievement of financial results, the executive's performance in the prior year, competitiveness in the marketplace for similar skills and abilities, historical salary actions and relative salary levels of similar positions within Student Advantage. Increases in base salary are generally based upon enhanced individual performance targets, maintaining a competitive base salary with the external marketplace and/or increases in an executive's scope of responsibilities. In awarding performance bonuses to executive officers, the Committee evaluates overall business performance against goals and the extent to which each executive meets certain personal performance measurements which include the executive's ability to manage change, achieve development plan goals, manage financial controls and participate in peer development.

     Our 1998 Stock Incentive Plan (the "1998 Plan") authorizes the Committee to grant incentive or non-statutory stock options to our employees. The Committee is authorized to determine the price and terms at which such options are granted. The Committee believes options provide an incentive to executives to maximize stockholder value and they compensate executives only to the extent that our stockholders receive a return on their investment. Moreover, because options granted to executive officers generally become exercisable over a four-year period and terminate with the termination of the executive's employment, stock options serve as a means of retaining these executives. In addition, the Committee may grant options in respect of past performance. In determining the total number of shares of common stock to be covered by option grants to executive officers in a given year, the Committee takes into account the number of outstanding shares of common stock, the number of shares reserved for issuance under our 1998 Plan and our projected hiring needs for the coming year. In making individual stock option grants to executives, the Committee considers the same factors considered in the determination of base salary and performance bonus levels, as well as the stock and option holdings of each executive and the remaining vesting schedule of such executive's options. The Committee did not make any grants to executive officers during 2002.

     Mr. Sozzi, Student Advantage's CEO, is eligible to participate in the executive compensation program available to our other executives. The employment agreement Mr. Sozzi entered into with Student Advantage in March 1996, as amended in October 1998, provides for an annual salary of $150,000 and a target level of $75,000 for his bonus as determined in the discretion of the Board of Directors. Each year since 2001, the Board of Directors has determined that Mr. Sozzi's annual salary would be $180,000 and his target bonus would be $100,000. At Mr. Sozzi's recommendation, Mr. Sozzi was not granted any performance bonus for 2002.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company's Chief Executive Officer and four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the compensation granted to our executive officers through option issuances under the 1998 Plan in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Committee believes such payments are appropriate and in the best interests of its stockholders, after taking into consideration changing business conditions and the performance of its employees. In any event, there can be no assurance that compensation attributable to stock options granted under the 1998 Plan will qualify as performance-based compensation under Section 162(m).

     Compensation Committee of the Board of Directors of Student Advantage, Inc.

                                          William S. Kaiser
                                          John M. Connolly
                                          Marc J. Turtletaub

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on our common stock from June 18, 1999 (the date the common stock commenced public trading) through December 31, 2002 with the cumulative total return during this period of:

     - the Nasdaq Composite Index,

     - the J.P. Morgan H&Q Internet Index through December 31, 2001, and

     - The Street.com Internet Index.

The total return as of December 31, 2002 of the J.P. Morgan H&Q Index has not been provided as the J.P. Morgan Internet Index was no longer being produced on such date. We have chosen The Street.com Internet Index to replace the J.P. Morgan H&Q Internet Index. This graph assumes the investment of $100 on June 18, 1999 in our common stock, the Nasdaq Composite Index, J.P. Morgan H&Q Internet Index and The Street.com Internet Index, and assumes dividends are reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                                 DECEMBER 2002

                                  (LINE CHART)

-------------------------------------------------------------------------------------------------------
                                          18-Jun-99    31-Dec-99    31-Dec-00    31-Dec-01    31-Dec-02
-------------------------------------------------------------------------------------------------------
 Student Advantage....................     $100.00      $277.35      $ 53.13       $15.75       $ 0.49
 Nasdaq Composite Index...............     $100.00      $165.12      $115.63       $81.14       $55.55
 JP Morgan H&Q Internet Index.........     $100.00      $223.23      $ 85.90       $55.27           --
 TheStreet.com Internet Index.........     $100.00      $198.82      $ 51.77       $33.23       $14.75

                 PROPOSAL 2 -- APPROVAL OF AN AMENDMENT OF OUR
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                TO DECREASE THE NUMBER OF OUR AUTHORIZED SHARES

     Our Board of Directors has approved an amendment of our amended and restated certificate of incorporation to decrease the number of authorized shares of our preferred stock from 5,000,000 shares to 1,000,000 shares and to decrease the number of authorized shares of our common stock from 150,000,000 shares to 10,000,000 shares. The text of the proposed amendment, which we refer to as the authorized share reduction amendment, is attached to this proxy statement as Appendix A.

     Purpose of Proposed Authorized Share Reduction Amendment. On June 28, 2002, we effected a one-for-ten reverse split of our common stock which resulted in the reduction of the number of issued and outstanding shares of common stock by a factor of ten, but did not reduce the number of authorized shares of either our common stock or our preferred stock. As a result, as of May 30, 2003, we had 5,000,000 authorized shares of preferred stock, of which no shares were issued and outstanding, and 150,000,000 authorized shares of common stock, of which 5,374,019 shares were issued and outstanding. In addition, as of May 30, 2003, we had 826,160 shares of common stock reserved for future issuance under our equity compensation plans and 326,750 shares of common stock reserved for issuance pursuant to the exercise of warrants. As of May 30, 2003, we therefore had an aggregate of 143,473,071 shares of common stock and 5,000,000 shares of preferred stock available for issuance. We believe that the number of shares available for future issuance exceeds the number of shares that we currently expect to issue in the foreseeable future.

     In addition, we are a Delaware corporation and are therefore required to pay an annual franchise tax to the State of Delaware. The franchise tax is calculated based on one of two formulas, each of which takes into account our number of authorized shares. Based on our current number of authorized shares, our tax due under either calculation is $150,000, the current maximum amount of franchise tax payable to Delaware.

     Effect of Authorized Share Reduction Amendment. If stockholders approve the proposed authorized share reduction amendment, the principal effect of the amendment will be to reduce the number of authorized shares of our preferred stock from 5,000,000 to 1,000,000 and the number of authorized shares of our common stock from 150,000,000 to 10,000,000. We believe that the proposed reduction of authorized shares would result in a savings of approximately $140,000 per year in Delaware franchise tax. The reduction would not change the par value of the shares of our common stock or our preferred stock or effect the rights and restrictions of our shares currently issued and outstanding.

     Board Discretion to Implement the Proposed Amendment. If the proposed amendment is approved at the annual meeting, our Board may, in its sole discretion, at any time prior to the filing of the certificate of amendment with the Delaware Secretary of State, determine to abandon the proposed amendment without further action by the stockholders.

     Recommendation of the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK.

           PROPOSAL 3 -- APPROVAL OF AN AMENDMENT OF OUR AMENDED AND
         RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN
            REVERSE SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK
               AND TO REDUCE THE NUMBER OF OUR AUTHORIZED SHARES

     Our Board of Directors has approved an amendment of our amended and restated certificate of incorporation to effect a one-for-ten reverse split of our issued and outstanding common stock and to decrease the number of authorized shares of our preferred stock from 5,000,000 shares to 100,000 shares and to decrease the number of authorized shares of our common stock from 150,000,000 shares to 1,000,000 shares. We have attached the text of the proposed amendment to this proxy statement as Appendix B.

     If the proposed amendment is approved by the stockholders and the one-for-ten reverse stock split and the reduction in authorized shares is implemented by us by filing a certificate of amendment with the Delaware Secretary of State, the reverse stock split will be effective at 5:00 p.m. eastern time on the date of filing of the certificate of amendment. At such time, each outstanding share of common stock will automatically be changed into one-tenth of a share of common stock and the number of shares of common stock subject to outstanding options and warrants, and the number of shares reserved for future issuances under our stock plans, will be reduced by a factor of ten. In addition, the number of authorized shares of our preferred stock will be reduced from 5,000,000 shares to 100,000 shares and the number of authorized shares of our common stock will be reduced from 150,000,000 to 1,000,000. Our Board of Directors may decide to abandon or postpone the proposed amendment if such action is determined to be advisable (even if such proposal has been approved by the stockholders). If the proposed amendment is approved by stockholders and implemented by us by filing a certificate of amendment with the Delaware Secretary of State, it is expected that the Board of Directors would abandon the authorized share reduction amendment described above in Proposal 2.

     Purpose of Proposed Reverse Stock Split. The purpose of the proposed reverse stock split is to increase the per share market price of our common stock and to reduce the number of shares of our common stock outstanding. Our Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the reverse stock split, and the anticipated increase in the price of the common stock, could encourage the interest of investors in the common stock and possibly promote greater liquidity for our stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the share price of the common stock after the reverse stock split could result in certain individual stockholders paying transaction costs (commissions, markups or markdowns), which are a lower percentage of their total share value than would be the case if the share price of the common stock remained at its current level.

     There can be no assurances, however, that the foregoing events will occur, or that the market price of the common stock immediately after the proposed reverse stock split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the common stock after the proposed reverse stock split will adjust to reflect the conversion ratio (e.g., if the market price is $0.15 before the reverse stock split there can be no assurance that the market price immediately after the reverse stock split will be $1.50 (10 x $0.15)); or that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

     Purpose of Proposed Decrease in Authorized Shares. In conjunction with the reverse stock split, we are proposing to reduce our authorized shares of preferred stock from 5,000,000 shares to 100,000 shares and our authorized shares of common stock from 150,000,000 shares to 1,000,000 shares. Based on the number of shares outstanding as of May 30, 2003 and taking into account the proposed reverse stock split, we would have no shares of preferred stock outstanding and 537,401 shares of common stock issued and outstanding. In addition, we would have 82,616 shares of common stock reserved for future issuance under our equity compensation plans and 32,675 shares of common stock reserved for issuance pursuant to the exercise of warrants. If we did not reduce the number of authorized shares, we would therefore have an aggregate of 149,347,308 shares of common stock and 5,000,000 shares of preferred stock available for issuance. We believe that these numbers of shares available for future issuance would exceed the number of shares that we may issue in the foreseeable future.

     In addition, as more fully set forth in proposal 2 above, we are a Delaware corporation and are therefore required to pay an annual franchise tax to the State of Delaware based in part on the number of our authorized shares.

     Effect of Reverse Stock Split. If the proposed amendment is approved at the annual meeting and the one-for-ten reverse stock split is effected by us by filing a certificate of amendment with the Delaware Secretary of State, each share of common stock outstanding immediately prior to filing will automatically be changed, as of 5:00 p.m. on the date of filing, into one-tenth of a share of common stock. In addition, the number of shares of common stock subject to outstanding options and warrants, and the number of shares reserved for future issuances under our stock plans, will be reduced by a factor of ten. No fractional shares of common stock will be issued in connection with the proposed reverse stock split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will receive cash in lieu of the fractional share as explained more fully below.

     Because the reverse stock split will apply to all issued and outstanding shares of common stock and outstanding rights to acquire common stock, the proposed reverse stock split will not alter the relative rights and preferences of existing stockholders. The reverse stock split will not affect the par value of our common stock.

     If the proposed amendment is approved at the annual meeting and effected by us, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than one hundred shares following the reverse stock split may be required to pay modestly higher transaction costs should they then determine to sell their shares.

     In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split, we will pay cash equal to such fraction multiplied by the average of the high and low trading prices, if any, of the common stock on the OTC Bulletin Board during regular trading hours for the five trading days immediately preceding the filing of the certificate of amendment relating to the proposed amendment.

     Stockholders have no right under Delaware law, our amended and restated certificate of incorporation or our bylaws to exercise appraisal rights in connection with the reverse stock split.

     Effect of Decrease in Authorized Shares. If the stockholders approve the proposed amendment, and our authorized shares are reduced to 100,000 shares of preferred stock and 1,000,000 shares of common stock, we believe that the proposed reduction in authorized shares would result in an aggregate savings of approximately $145,000 per year in Delaware franchise tax.

     The reduction in authorized shares will not alter the relative rights and preferences of existing stockholders and will not affect the par value of the common stock.

     Federal Income Tax Consequences. The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that because the reverse stock split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects:

     A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock.

     A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in
Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its old shares of common stock decreased by the basis allocated to the fractional share for which the stockholder is entitled to receive cash.

     We will not recognize any gain or loss as a result of the reverse stock split.

     Board Discretion to Implement the Proposed Amendment. If the proposed amendment is approved at the annual meeting, our Board may, in its sole discretion, at any time prior to the filing of the certificate of amendment with the Delaware Secretary of State, determine to abandon the proposed amendment without further action by the stockholders.

     Recommendation of the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE SPLIT OF THE ISSUED AND OUTSTANDING COMMON STOCK AND TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR PREFERRED STOCK AND OUR COMMON STOCK.

INDEPENDENT AUDITORS

     On June 27, 2002, we dismissed Arthur Andersen LLP as our independent accountant. Arthur Andersen had served as our independent accountant since April 11, 2001. Arthur Andersen's report on our financial statements for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to dismiss Arthur Andersen was recommended by our management and our Audit Committee and was approved by our Board of Directors. During the year ended December 31, 2001 and through June 27, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports. During the year ended December 31, 2001 and through June 27, 2002, there have been no "reportable events" as defined in Item 304(a)(v) of Regulation S-K.

     On July 19, 2002 and as recommended and approved by the Audit Committee of the Board of Directors per its resolution on June 19, 2002, we engaged Ernst & Young LLP, independent accountant, as the principal accountant to audit our consolidated financial statements for the fiscal year ending December 31, 2002. Ernst & Young replaced the firm of Arthur Andersen.

     During the years ended December 31, 2000 and December 31, 2001 and during the interim period prior to engaging Ernst & Young, neither Student Advantage nor anyone on our behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to Student Advantage nor oral advice was provided that Ernst & Young concluded was an important factor considered by Student Advantage in reaching a decision as to the accounting, auditing or financial reporting issue or any matter that was the subject of either a disagreement or a "reportable event" as defined in Item 304(a)(v) of Regulation S-K.

     Our Board of Directors has selected Ernst & Young to serve as our independent auditors for the fiscal year ending December 31, 2003. Representatives of Ernst & Young will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

INDEPENDENT AUDITORS FEES AND OTHER MATTERS

     In addition to retaining Ernst & Young to audit our consolidated financial statements for the fiscal year ended December 31, 2002 and review the financial statements included in each of our Quarterly Reports on Form 10-Q during such fiscal year, we retained Ernst & Young to provide tax compliance and planning services and tax advice. In addition to retaining Arthur Andersen to audit our consolidated financial statements for the fiscal year ended December 31, 2001 and review the financial statements included in each of our Quarterly Reports on Form 10-Q during 2001 and the first quarter of 2002, we retained Arthur Andersen to audit employee benefit plans, provide due diligence services in connection with sales of assets and provide tax compliance and planning services and tax advice. The aggregate fees billed for professional services rendered by (1) Ernst & Young for fiscal year 2002 and, (2) Arthur Andersen for fiscal year ended December 31, 2001 and for services for fiscal year 2002, for these various services were:

                                                        FISCAL YEAR ENDED
                        ---------------------------------------------------------------------------------
                        DECEMBER 31, 2002    DECEMBER 31, 2002    DECEMBER 31, 2001    DECEMBER 31, 2001
TYPE OF FEES            ERNST & YOUNG LLP   ARTHUR ANDERSEN LLP   ERNST & YOUNG LLP   ARTHUR ANDERSEN LLP
------------            -----------------   -------------------   -----------------   -------------------
Audit Fees............      $149,000              $15,000                                  $136,500
Audit-Related Fees....         8,000                                                         23,000
Tax Fees..............        11,500                                   $45,000               11,000
All Other Fees........             0                                                         25,000
                            --------              -------              -------             --------
     Total............      $168,500              $15,000              $45,000             $195,500
                            ========              =======              =======             ========

     In the above table "Audit Fees" are fees we paid Ernst & Young or Arthur Andersen for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements; "Audit-Related Fees" are fees billed by Ernst & Young or Arthur Andersen for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; "Tax Fees" are fees for tax compliance, tax advice and tax planning; and "All Other Fees" are fees billed by Ernst & Young or Arthur Andersen for any services not included in the first three categories.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on our review of reports filed by our "reporting persons" under Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), we believe that during fiscal year 2002, all filings required to be made by reporting persons were timely made in accordance with the requirements of Section 16(a).

MATTERS TO BE CONSIDERED AT THE MEETING

     The Board does not know of any other matters which may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by Student Advantage. In addition to solicitations by mail, our Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, email and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in this connection.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request by writing or calling us at the following address or phone number: Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210, Attention: Secretary or by calling 1-888-825-7823. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2004 annual meeting must be received by Student Advantage's Secretary at our principal executive offices no later than February 10, 2004.

ADVANCE NOTICE PROCEDURES

     Our by-laws require that Student Advantage be given advance written notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy which are discussed above). The required notice must be given within the prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting. Assuming that our 2004 annual meeting is held on or after June 10, 2004 and on or before September 8, 2004 (as we currently anticipate), the bylaws would require notice to be provided to our Secretary at our principal offices no earlier than April 1, 2004 and no later than April 21, 2004. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide to our Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

                                          By Order of the Board of Directors,
                                          RAYMOND V. SOZZI, JR., Secretary

June 9, 2003

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      APPENDIX A

                             PROPOSED AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            DESCRIBED IN PROPOSAL 2

     The proposed amendment consists of deleting the second paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation and inserting the following paragraph in lieu thereof:

        "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 11,000,000 shares, consisting of (i) 10,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock")."

                                                                      APPENDIX B

                             PROPOSED AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            DESCRIBED IN PROPOSAL 3

     The proposed amendment consists of deleting the first and second paragraphs of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation and inserting the following two paragraphs in lieu thereof:

     "FOURTH: That, effective at 5:00 p.m., eastern time, on the filing date of the Certificate of Amendment setting forth this amendment to the Amended and Restated Certificate of Incorporation (the "Effective Time"), a one-for-ten reverse stock split of the Corporation's common stock shall become effective, pursuant to which each ten shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified and combined (the "Reverse Split") into one share of common stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time (the "New Common Stock"). No fractional shares of common stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average of the high and low trading prices, if any, of the Common Stock on the OTC Bulletin Board during regular trading hours for the five trading days immediately preceding the Effective Time. Whether or not fractional shares are issuable upon such reclassification and combination shall be determined on the basis of the total number of shares of Old Common Stock held by a holder and the total number of shares of New Common Stock issuable to such holder as a result of the Reverse Split.

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,100,000 shares, consisting of (i) 1,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 100,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock")."

                                                                     SADCM-PS-03

                                      PROXY

                             STUDENT ADVANTAGE, INC.

                                280 SUMMER STREET
                           BOSTON, MASSACHUSETTS 02210

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

         Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) each of Raymond V. Sozzi, Jr. and Sevim M. Perry, each with the full power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Student Advantage, Inc. (the "Company") held of record by the undersigned on May 30, 2003 at the Annual Meeting of Stockholders to be held on June 30, 2003 and any adjournments thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

         PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

 SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Student Advantage, Inc.

[X] PLEASE MARK
VOTES AS IN
THIS EXAMPLE.

1.       To elect one Class I director to serve for a three year term.

         Nominee: Charles E. Young

         FOR      WITHHELD FROM THE NOMINEE

         [ ]                 [ ]


2. To approve the amendment of the Company's Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of the Company's preferred stock from 5,000,000 shares to 1,000,000 shares and to decrease the number of authorized shares of the Company's common stock from 150,000,000 shares to 10,000,000 shares.

         FOR      AGAINST   ABSTAIN

         [ ]       [ ]        [ ]

3. To approve the amendment of the Company's Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of its issued and outstanding common stock and to decrease the number of authorized shares of its preferred stock from 5,000,000 shares to 100,000 shares and to decrease the number of authorized shares of its common stock from 150,000,000 shares to 1,000,000 shares.

         FOR      AGAINST   ABSTAIN

         [ ]       [ ]        [ ]

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL

MEETING                                                                      [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                                [ ]

Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:____________________ Date:_____ Signature:_____________ Date:_________